Deer Consumer Products, Inc. Announces the Opening of the 40th Franchise Chain Store Targeting End User Chinese Consumers

NEW YORK, May 26 /PRNewswire-Asia/ — Deer Consumer Products, Inc. (OTC Bulletin Board: DCPD - News) (Website: http://www.deerinc.com), one of the largest manufacturers of home and kitchen electronics targeting both international and the Chinese domestic markets today announced that the Company has opened the 40th independently owned Deer franchise chain store in south China.

In order to directly address Chinese domestic consumer demand for stylish, high quality kitchen electronics, Deer launched the “Better Lifestyle and Quality Life” marketing plan in April, 2009 through independently owned stores exclusively offering series of Deer branded products directly to retail customers. In addition to wholesale domestic channels, Deer believes this retail channel is an effective approach in broadening domestic sales across China.

Bill He, Deer's Chairman & CEO commented: "We are seeing strong customer demand during the second quarter from both domestic and international buyers. The current global economic slowdown has led to massive plant closings across China for smaller manufacturers. Deer is benefiting from an influx of large product orders placed by new customers who have switched to Deer seeking a reliable supply source from a proven and well financed company such as Deer. Our franchise store sales model is a great complement to our effective marketing strategies from which we expect to have significant domestic sales increase in 2009.”

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a U.S. public company headquartered in China. Supported by more than 103 patents, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances targeting the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete-Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
____________________________________

Corporate Contact:
James Chiu Chief Operating Officer
Deer Consumer Products, Inc.
Tel: 011-86-755-86028312
____________________________________
Source: Deer Consumer Products, Inc.